Exhibit 99.1

           PeopleSupport Reports First Quarter 2007 Results

     Record Quarterly Revenues of $33.6 Million, Up 46% from Same
                           Quarter Last Year

    LOS ANGELES--(BUSINESS WIRE)--May 2, 2007--PeopleSupport, Inc. (Nasdaq: PSPT), a leading offshore business process outsourcing (BPO) provider, today announced financial results for its first quarter ended March 31, 2007.

    Highlights - First Quarter 2007

    -- Record quarterly revenue of $33.6 million, up 46% from the year-ago quarter.

    -- Quarterly net income of $3.9 million, including non-cash FAS 123R expense of $1.2 million, compared to net income of $2.9 million, including non-cash FAS 123R expense of $0.5 million, in the year-ago quarter.

    -- Quarterly diluted EPS of $0.16 based on 24.3 million diluted weighted average shares outstanding, compared to $0.15 in the year ago quarter based on 19.2 million diluted weighted average shares outstanding.

    -- As of March 31, 2007, cash and cash equivalents and marketable securities totaled $124.4 million.

    Revenue for the first quarter of 2007 increased to $33.6 million, up 46% from $23.0 million in the first quarter of 2006 and up 8% sequentially from $31.0 million in the fourth quarter of 2006. Revenues increased as existing and new clients ramped up despite the significant ramp-down of Vonage as a client, which began to occur in the quarter.

    Operating income for the quarter was $1.1 million compared to $3.4 million a year ago and $0.8 million in the fourth quarter of 2006. Operating margins in the first quarter of 2007 were 3.2%, compared to 14.5% in the year-ago quarter and 2.6% in the fourth quarter of 2006. First quarter 2007 FAS 123R expense was $1.2 million, compared to $0.5 million in the year-ago quarter and $0.9 million in the fourth quarter of 2006, and reduced operating margins by 3.5% in the first quarter of 2007, 2.2% in the first quarter of 2006 and 3.0% in the fourth quarter of 2006. The Philippine Peso continued to appreciate against the U.S. dollar during the quarter and decreased first quarter operating margins by an additional 3.1% when compared to the year ago Peso rate. PeopleSupport entered into forward foreign currency contracts and was able to compensate for some of the effects of the strength of the Philippine Peso and recognized a gain of approximately $1.0 million in other income from both unrealized open and closed contracts. PeopleSupport continues to increase its income in countries with tax holidays, resulting in a loss in the U.S. and corresponding net tax benefit of $0.2 million in the first quarter of 2007. The Company is expecting to record minimal tax expense for the rest of fiscal year 2007 and may record additional tax benefits if losses are incurred in the U.S.

    Net income was $3.9 million or $0.16 per diluted share, compared to $2.9 million or $0.15 per diluted share in the year ago quarter and $4.0 million or $0.18 per diluted share in the fourth quarter of 2006. Quarterly net cash used in operating activities was $1.7 million primarily due to an increase in accounts receivable, compared to net cash provided by operating activities of $5.5 million in the first quarter of 2006. Past due amounts as of March 31 have already been substantially collected as of today.

    Business Highlights

    "During the first quarter of 2007, PeopleSupport reported strong revenue growth and improved profitability over the prior quarter, while encountering the challenge of a client loss," said Lance Rosenzweig, PeopleSupport's Chairman and Chief Executive Officer. "Vonage informed PeopleSupport that it would not renew its contract with us ending in May 2007, which is the primary factor reducing our revenue forecast for the year by approximately $7 million. This client loss is expected to have the greatest impact on the second quarter, as we redeploy all productive employees formerly supporting Vonage, resulting in a short-term decline in revenues and operating margins. However, revenue is expected to increase to above first quarter levels in the second half of the year as employees formerly supporting Vonage are redeployed in connection with ramp-ups from established clients and newer clients. Our market for customer management services remains robust."

    Rosenzweig continued, "PeopleSupport is well positioned to be a long-term winner in the rapidly growing offshore BPO market. Our sales program is strong and we have demonstrated high performance in the verticals we support. We continue to see strong growth in several verticals, particularly financial services, technology and travel, and we are making strategic investments in people, process expertise and technology. We are also addressing the operational issues encountered in the fourth quarter of 2006. Interest in offshore BPO services continues to be strong and we believe the Philippines is the premier location for voice-based services. PeopleSupport is recognized as a leading, high performance provider in the Philippines, and in the first quarter of 2007 was recognized as Employer of the Year in the Philippines by the Philippine Economic Zone Authority (PEZA) for excellent employee practices and achievements as an employer in 2006."

    Caroline Rook, Chief Financial Officer, commented, "Cost of revenue increased with revenues as we continued to expand our operations with increased headcount and new facilities during the quarter. Additionally, the Philippine Peso appreciated to an average of 48.6 pesos to the U.S. dollar from an average of 49.8 pesos in the previous quarter, resulting in an additional $0.4 million in cost of revenues quarter-over-quarter. In February of 2007, we entered into forward foreign currency contracts and, as a result, PeopleSupport was able to compensate for some of the effects of the strength of the Philippine Peso and recognized a gain of approximately $1.0 million in other income from both unrealized open as well as closed contracts. Interest income increased during the quarter by $0.4 million to approximately $1.5 million. Capital expenditures were $14.3 million in the quarter, from a significant buildout of production seats, investments in IT infrastructure and expansion, as well as the purchases of land in the Philippines for approximately $9.0 million."

    "PeopleSupport's goal is to improve operating margins, deploy capital in a prudent manner, and improved performance," added Rook. "During the quarter, PeopleSupport purchased land in Manila and Cebu and we are reviewing our options to optimize our facility costs, locations and BPO operations. Additionally, PeopleSupport is focused on further leveraging its business model by looking to expand into additional BPO and back-office services that can be provided during off-peak hours and, as a result, benefit from a more efficient utilization of our infrastructure."

    2007 Outlook - Second Quarter & Full Year

    PeopleSupport management offers the following guidance for the quarter ending June 30, 2007:

    -- Revenue is expected to be between $31 to $32 million, declining due to revenue previously anticipated from Vonage.

    -- Reflecting the lowered revenue expectations, operating income in the short-term, for the quarter, is expected to be a loss of between ($1.4) million to ($0.8) million, and includes non-cash FAS 123R expense of approximately $1.3 million.

    -- Assuming we do not incur any tax expense, diluted EPS is expected to be between $0.01 to $0.03 based on approximately
        24.3 million shares outstanding on a diluted basis.

    Management offers the following guidance for the full fiscal year ending December 31, 2007:

    -- Revenue is now expected to be between $133 to $137 million, reflecting the loss in revenue previously anticipated from Vonage.

    -- Operating income is expected to be in the range of ($0.9) million to $1.9 million, and includes non-cash FAS 123R expense of approximately $5.1 million.

    -- Assuming we do not incur any tax expense from the second quarter onwards, diluted EPS is expected to be in the range of $0.27 to $0.38 based on approximately 24.3 million shares outstanding on a diluted basis.

    -- Total production seats are expected to be approximately 8,000 versus 5,600 at the end of 2006.

    "Demand for PeopleSupport's BPO services remains strong, and over the long-term we anticipate continued growth as we add new clients and meet the ramp-up demands of existing clients," said Lance Rosenzweig. "PeopleSupport remains focused on increasing operating margins as we execute against our growth plans and invest in our future. We invested in our production capacity in the first quarter with the addition of more than 1,700 net new revenue producing workstations in Manila, Cebu and Baguio, and we now have a total of 7,300 workstations worldwide. PeopleSupport invested in its IT infrastructure during the quarter and will continue to do so going forward as we expand our delivery capabilities and growth platform. PeopleSupport added a net total of approximately 1,100 employees in the first quarter and now has over 9,200 employees companywide. We believe that these investments in our growth platform and our professionals, as well as the positive demand for offshore BPO services will enable PeopleSupport to deliver continued growth, profitability and positive cash flow over the long-term."

    Conference Call with Management

    PeopleSupport's executive management will host a conference call for investors and all interested parties today at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). The call will be broadcast over the Internet. To listen to the event via the Internet, please follow the instructions that will be available on the investor relations section of PeopleSupport's website at www.peoplesupport.com. A replay of the conference call will be available on the company's website for an extended period of time.

    About PeopleSupport

    PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and the United States. PeopleSupport's services are designed to reduce costs, improve performance and increase revenues by delivering high quality, value-added, multilingual voice and text services. A majority of PeopleSupport's services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing more than 8,600 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with more than 9,200 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel and hospitality, financial services, technology, telecommunications, consumer products, healthcare and insurance, law enforcement, entertainment and education. For more information, visit www.peoplesupport.com.

    Forward-Looking Statements

    Certain statements in this press release, including without limitation, those related to anticipated revenues, operating income and earnings for the second quarter ending June 30, 2007, and anticipated revenues, operating income and earnings for the full year ending December 31, 2007, expectations regarding expenses, industry and company trends, and market opportunities are forward looking. The company generally identifies forward-looking statements by using such terms as "may," "will," "could," "should," "potential," "continue," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases or the negatives of such terms. The company bases these statements on management's beliefs as well as assumptions using information currently available. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause anticipated results to differ include: the company's dependence on a limited number of clients; foreign currency exchange risk; negative public reaction to offshore outsourcing; unanticipated technological changes and requirements, including changes that reduce the demand for the company's services; competitive conditions in the markets the company serves; the company's ability to manage growth, including integration of acquired companies; risks associated with operations in the Philippines and Costa Rica; changes in government regulations; and other risks identified from time-to-time in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent estimates and assumptions only as of the date they are made. The company undertakes no obligation to update or revise these forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. You should review the risk factors described in reports and registration statements that the company files from time to time with the Securities and Exchange Commission.



                 PEOPLESUPPORT, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                      (Unaudited, in thousands)

                                                March 31, December 31,
                                                  2007        2006
                                                --------- ------------
ASSETS
Current assets:
  Cash and cash equivalents                      $57,956      $80,880
  Marketable securities                           39,341       39,520
  Accounts receivable, net of allowances of
   $1,485 and $947, respectively                  27,059       18,127
  Deferred tax assets                              1,888        1,888
  Prepaid expenses and other current assets        5,510        5,745
                                                --------- ------------
 Total current assets                            131,754      146,160
Property and equipment, net                       33,960       22,080
Marketable securities                             27,149       20,133
Deferred tax assets                               18,668       18,372
Goodwill and other intangible assets               8,313        8,346
Other long-term assets                             2,551        2,500
                                                --------- ------------
Total assets                                    $222,395     $217,591
                                                ========= ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                $5,205       $7,389
  Accrued liabilities                             10,407        9,963
  Deferred revenue                                 5,495        4,515
  Other current liabilities                           84          106
                                                --------- ------------
Total current liabilities                         21,191       21,973
Deferred rent                                      2,041        1,812
Other long-term liabilities                        1,146        1,347
                                                --------- ------------
Total liabilities                                 24,378       25,132
                                                --------- ------------

Commitments and contingencies

Minority interest                                     --           29

Stockholders' equity:
  Common stock, $.001 par value; authorized
   87,000 shares; 23,528 and 23,479 shares
   issued and outstanding at March 31, 2007 and
   December 31, 2006, respectively                    23           23
  Additional paid-in capital                     209,282      208,044
  Accumulated deficit                            (12,200)     (16,062)
  Accumulated other comprehensive income             912          425
                                                --------- ------------
Total stockholders' equity                       198,017      192,430
                                                --------- ------------
Total liabilities and stockholders' equity      $222,395     $217,591
                                                ========= ============




                 PEOPLESUPPORT, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                    AND OTHER COMPREHENSIVE INCOME
           (Unaudited, in thousands, except per share data)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                     -----------------
                                                        2007     2006
                                                     -------- --------
Revenues                                             $33,597  $23,047
Cost of revenues (exclusive of depreciation and
 amortization expense shown below)                    23,531   13,482
Selling, general and administrative expenses           6,522    4,926
Depreciation and amortization                          2,462    1,286
                                                     -------- --------

     Income from operations                            1,082    3,353

Interest income, net                                  (1,474)    (419)
Other income                                          (1,123)     (23)
                                                     -------- --------

Income before provision for income taxes               3,679    3,795

Provision (benefit) for income taxes                    (184)     921
                                                     -------- --------

Net income                                             3,863    2,874
Foreign currency translation gain                       (370)    (258)
Unrealized (gain)/loss on marketable securities         (111)      34
Minimum pension liability adjustment                      (9)      --
                                                     -------- --------

Comprehensive income                                  $4,353   $3,098
                                                     ======== ========

Basic earnings per share                               $0.16    $0.16
Diluted earnings per share                             $0.16    $0.15
Basic weighted average shares outstanding             23,500   18,422
Diluted weighted average shares outstanding           24,289   19,154




                 PEOPLESUPPORT, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                     -----------------
                                                        2007     2006
                                                     -------- --------
OPERATING ACTIVITIES
Net income                                            $3,863   $2,874
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Depreciation and amortization                         2,462    1,286
 Provision for doubtful accounts                         589        8
 Stock-based compensation                              1,156      489
 Amortization of deferred compensation costs              86       85
 Deferred income taxes                                  (410)     957
 Tax benefits from employee stock option exercises       (37)     (16)
Changes in operating assets and liabilities:
 Accounts receivable                                  (9,520)  (3,497)
 Prepaid expenses and other assets                       425        4
 Accounts payable and accrued liabilities             (1,535)   2,614
 Deferred rent                                           217       87
 Deferred revenue                                        958      621
                                                     -------- --------
Net cash provided by or (used in) operating
 activities                                           (1,746)   5,512
INVESTING ACTIVITIES
Proceeds from sale of marketable securities           39,303       --
Purchases of property and equipment                  (14,306)  (2,750)
Purchases of marketable securities                   (46,140)  (4,000)
Minority interest                                        (29)      --
Acquisitions, net of cash received                       (90)  (8,967)
                                                     -------- --------
Net cash used in investing activities                (21,262) (15,717)
FINANCING ACTIVITIES
Payments of capital lease obligation                     (14)     (57)
Tax benefits from employee stock option exercises         37       16
Proceeds from the exercise of stock options              233       96
Public offering costs                                   (168)      --
                                                     -------- --------
Net cash provided by financing activities                 88       55
Effect of exchange rate changes on cash                   (4)      16
                                                     -------- --------
Net decrease in cash and cash equivalents            (22,924) (10,134)
Cash and cash equivalents, beginning of period        80,880   27,760
                                                     -------- --------
Cash and cash equivalents, end of period             $57,956  $17,626
                                                     ======== ========
NON-CASH INVESTING ACTIVITIES
 Unrealized holding gains/(losses) on marketable
  securities                                            $111     $(34)
 Construction in progress costs incurred but not paid     75      893
 Non-cash tax benefit from disqualifying dispositions    112       48


    CONTACT: PeopleSupport, Inc.
             Peter Hargittay
             Director of Marketing & Investor Relations
             310-824-6182; fax: 310-824-6299
             phargittay@peoplesupport.com
             www.peoplesupport.com